UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 23, 2008
CKX, INC.
(Exact name of registrant as specified in charter)

Delaware	0-17436	27-0118168
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

	650 Madison Avenue	10022
	New York, New York	(Zip Code)
(Address of principal
executive offices)
Registrant’s telephone number, including area code: (212) 838-3100

(Former Name or Former Address, if
Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.
Amendment to Agreement and Plan of Merger
On January 23, 2008, CKX, Inc. (“CKX”) entered into an amendment (the “Amendment”) to the Agreement and Plan of Merger (the “Merger Agreement”), dated June 1, 2007 and amended on August 1, 2007 and September 27, 2007, between CKX, 19X, Inc., a Delaware corporation owned and controlled by Robert F.X. Sillerman, Chairman and Chief Executive Officer of CKX, and Simon R. Fuller, a director of CKX and the Chief Executive Officer of 19 Entertainment Limited, a wholly-owned subsidiary of CKX (“19X”), and 19X Acquisition Corp., a Delaware corporation and subsidiary of 19X. The Amendment was approved by unanimous consent of the CKX’s Board of Directors, acting upon the unanimous recommendation of a special committee comprised entirely of independent directors.
The Amendment amends the process for selecting the measurement period that will be used to calculate the average trading price of FX Real Estate and Entertainment Inc. common stock for the purposes of the adjustment to the $13.75 per share merger consideration provided for under the Merger Agreement as previously amended. On January 10, 2008, as a condition to the merger, CKX distributed to its stockholders two shares of common stock of FX Real Estate and Entertainment Inc. for every 10 shares of CKX common or preferred stock owned on the record date for the distribution.
Under the Merger Agreement, as amended by the Amendment, the $13.75 per share cash purchase price to be paid by 19X to CKX stockholders at the closing of the merger will be reduced by an amount equal to 7.5% of the average of the last reported sales price of FX Real Estate and Entertainment Inc.’s common stock on each day of 20-trading days (which need not be consecutive) selected from the period between February 8, 2008 and April 1, 2008. The 20-trading days will be selected by an independent third party at random in a lottery overseen by the special committee of CKX’s Board of Directors. The 20-trading days selected in the lottery will be held in escrow by an independent third party and not disclosed to any party until the close of trading on The NASDAQ Global Market on April 1, 2008, at which time the final adjustment to the cash purchase price for the merger will be calculated and disclosed publicly.
On January 8, 2008, FX Real Estate and Entertainment Inc. announced its intention to offer its stockholders the right to purchase one share of FX Real Estate and Entertainment Inc. common stock at a price of $10 per share for every two shares of FX Real Estate and Entertainment Inc. common stock held on a to-be-determined record date. FX Real Estate and Entertainment Inc. has approximately 39.8 million shares outstanding. As part of the initial transaction that created FX Real Estate and Entertainment Inc. in June 2007, holders of approximately 50% of FX Real Estate and Entertainment Inc.’s outstanding common stock, representing approximately 20 million shares, waived the right to participate in the rights offering. As a result, it is expected that approximately 9.9 million shares will be offered in the rights offering.
In the event that FX Real Estate and Entertainment Inc. completes the rights offering at the $10 per share price and for total proceeds of not less than $90.0 million, under the terms of the Merger Agreement, as amended, the minimum reduction to the $13.75 per share cash purchase price for the merger will be $0.75 per share regardless of the average trading price of the FX Real Estate and Entertainment Inc. common stock over the 20 randomly selected trading days described above. As previously disclosed, FX Real Estate and Entertainment Inc. has entered into agreements with Mr. Sillerman and The Huff Alternative Fund, L.P. and The Huff Alternative Parallel Fund, L.P., principal stockholders of FX Real Estate and Entertainment Inc., for them to purchase shares in the rights offering that are not otherwise subscribed for by FX Real Estate and Entertainment Inc.’s other stockholders at the same $10 per share price offered to other stockholders, which, in conjunction with their exercise of their own rights, would result in gross proceeds to FX Real Estate and Entertainment Inc. in excess of the $90 million threshold described above.

Important Additional Information Regarding the Merger will be Filed with the SEC:
In connection with the proposed merger, CKX has filed a preliminary proxy statement and a Rule 13e-3 transaction statement on Schedule 13e-3 with the Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY AMENDMENTS TO THE SCHEDULE 13E-3 WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES TO THE MERGER. Investors and security holders may obtain a free copy of the proxy statement, the Schedule 13e-3 and other documents filed by CKX, Inc. (when available) at the SEC’s website at http://www.sec.gov. The proxy statement, the Schedule 13e-3 and such other documents may also be obtained for free by directing such request to CKX, Inc. Investor Relations, 650 Madison Avenue, New York, New York 10022 or on CKX’s website at http://www.ckx.com .
CKX and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the merger. Information regarding the interests of CKX’s participants in the solicitation is included in the preliminary proxy statement and will be included in the definitive proxy statement relating to the merger.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

2.1	Amendment No. 3 to Agreement and Plan of Merger, dated as of June 1, 2007 and amended as of August 1, 2007 and September 27, 2007, by and among 19X, Inc., 19 Acquisition Corp. and CKX, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CKX, INC.
By:	/s/ Jason K. Horowitz
Name:	Jason K. Horowitz
Title:	Senior Vice President

DATE: January 24, 2008

INDEX TO EXHIBITS

Exhibit No.	Description

2.1	Amendment No. 3 to Agreement and Plan of Merger, dated as of June 1, 2007 and amended as of August 1, 2007 and September 27, 2007, by and among 19X, Inc., 19 Acquisition Corp. and CKX, Inc.